Exhibit 99.1

red violet Announces Fourth Quarter and Full Year 2025 Financial Results

Fourth Quarter Revenue Increased 20% to a Record $23.4 Million

Full Year 2025 Revenue Increased 20% to $90.3 Million, Generating GAAP EPS of $0.91

BOCA RATON, Fla. – March 4, 2026 – Red Violet, Inc. (NASDAQ: RDVT), a leading analytics and information solutions provider, today announced financial results for the fourth quarter and full year ended December 31, 2025.

“We concluded 2025 with record fourth quarter results, capping a year defined by disciplined execution and continued momentum across the enterprise," stated Derek Dubner, red violet's CEO. "Our cloud-native architecture, embedded artificial intelligence, and extensive longitudinal identity graph continue to differentiate us in the marketplace, particularly in regulated and mission-critical environments. The durability and scalability of our model are evident in our 20% revenue growth, margin expansion, and continued customer adoption. As we enter 2026, we remain focused on deepening workflow integration, advancing our technology differentiation, and driving sustainable long-term value for shareholders.”

Fourth Quarter Financial Results

For the three months ended December 31, 2025 as compared to the three months ended December 31, 2024:

•
Total revenue increased 20% to $23.4 million.
•
Gross profit increased 23% to $16.8 million. Gross margin increased to 72% from 70%.
•
Adjusted gross profit increased 21% to $19.5 million. Adjusted gross margin increased to 83% from 82%.
•
Net income increased 226% to $2.8 million, which resulted in earnings of $0.20 and $0.19 per basic and diluted share, respectively. Net income margin increased to 12% from 4%.
•
Adjusted EBITDA increased 33% to $5.9 million. Adjusted EBITDA margin increased to 25% from 23%.
•
Adjusted net income increased 53% to $3.1 million, which resulted in adjusted earnings of $0.22 and $0.21 per basic and diluted share, respectively.
•
Cash from operating activities remained consistent at $6.7 million.
•
Cash and cash equivalents were $43.6 million as of December 31, 2025.

Full Year Financial Results

For the year ended December 31, 2025 as compared to the year ended December 31, 2024:

•
Total revenue increased 20% to $90.3 million.
•
Gross profit increased 26% to $65.1 million. Gross margin increased to 72% from 69%.
•
Adjusted gross profit increased 23% to $75.4 million. Adjusted gross margin increased to 84% from 81%.
•
Net income increased 88% to $13.2 million, which resulted in earnings of $0.94 and $0.91 per basic and diluted share, respectively. Net income margin increased to 15% from 9%.
•
Adjusted EBITDA increased 31% to $31.0 million. Adjusted EBITDA margin increased to 34% from 31%.
•
Adjusted net income increased 44% to $18.7 million, which resulted in adjusted earnings of $1.33 and $1.30 per basic and diluted share, respectively.
•
Cash from operating activities increased 22% to $29.3 million.

Fourth Quarter and Recent Business Highlights

•
Added 169 customers to IDI™ during the fourth quarter, ending the year with 10,022 customers.
•
Added 17,809 users to FOREWARN® during the fourth quarter, ending the year with 390,018 users. Over 620 REALTOR® Associations are now contracted to use FOREWARN.

•
Continued growth in the onboarding of higher-tier customers, with 127 customers contributing over $100,000 of revenue in 2025 compared to 96 customers in 2024.
•
Purchased 57,812 shares of the Company’s common stock during the fourth quarter and year to date through February 27, 2026, at an average price of $44.01 per share pursuant to the Company’s Stock Repurchase Program. As of February 27, 2026, the Company had $16.4 million remaining under the Stock Repurchase Program.

Conference Call

In conjunction with this release, red violet will host a conference call and webcast today at 4:30pm ET to discuss its quarterly and full year results and provide a business update. Please click here to pre-register for the conference call and obtain your dial in number and passcode. To access the live audio webcast, visit the Investors section of the red violet website at www.redviolet.com. Please login at least 15 minutes prior to the start of the call to ensure adequate time for any downloads that may be required. Following the completion of the conference call, an archived webcast of the conference call will be available on the Investors section of the red violet website at www.redviolet.com.

About red violet®

At red violet, we build proprietary technologies and apply analytical capabilities to deliver identity intelligence. Our technology powers critical solutions, which empower organizations to operate with confidence. Our solutions enable the real-time identification and location of people, businesses, assets and their interrelationships. These solutions are used for purposes including identity verification, risk mitigation, due diligence, fraud detection and prevention, regulatory compliance, and customer acquisition. Our cloud-native, AI-enabled identity intelligence platform, CORE™, is purpose-built for the enterprise, yet flexible enough for organizations of all sizes, bringing clarity to massive datasets by transforming data into intelligence. Our solutions are used today to enable frictionless commerce, enhance safety, and mitigate fraud and the related financial losses borne by society. For more information, please visit www.redviolet.com.

Company Contact:
Camilo Ramirez
Red Violet, Inc.
561-757-4500
ir@redviolet.com

Investor Relations Contact:

Steven Hooser
Three Part Advisors
214-872-2710
ir@redviolet.com

Use of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and free cash flow ("FCF"). Adjusted EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable financial measure based on US GAAP, excluding interest income, income tax (benefit) expense, depreciation and amortization, share-based compensation expense, acquisition-related costs, litigation costs, and write-off of long-lived assets. We define adjusted EBITDA margin as adjusted EBITDA as a percentage of revenue. Adjusted net income is a non-GAAP financial measure equal to net income, the most directly comparable financial measure based on US GAAP, adjusted to exclude share-based compensation expense, amortization of share-based compensation capitalized in intangible assets, acquisition-related costs, litigation costs, and write-off of long-lived assets, and to include the tax effect of adjustments. We define adjusted earnings per share as adjusted net income divided by the weighted average shares outstanding. We define adjusted gross profit as gross profit plus depreciation and amortization of certain intangible assets, and adjusted gross margin as adjusted gross profit as a percentage of revenue. We define FCF as net cash provided by operating activities reduced by purchase of property and equipment and capitalized costs included in intangible assets.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipate," "believes," "should," "intends," "estimates," and other words of similar meaning. Such forward looking statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations, including whether we will remain focused on deepening workflow integration, advancing our technology differentiation, and driving sustainable long-term value for shareholders. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in red violet's Form 10-K for the year ended December 31, 2024 filed on February 27, 2025, as may be supplemented or amended by the Company's other Securities and Exchange Commission (“SEC”) filings, including the Form 10-K for year ended December 31, 2025 expected to be filed today. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

RED VIOLET, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	December 31, 2025	December 31, 2024
ASSETS:
Current assets:
Cash and cash equivalents	$43,557	$36,504
Accounts receivable, net of allowance for doubtful accounts of $231 and $188 as of December 31, 2025 and 2024, respectively	10,697	8,061
Prepaid expenses and other current assets	2,281	1,627
Total current assets	56,535	46,192
Property and equipment, net	882	545
Intangible assets, net	39,264	35,997
Goodwill	5,227	5,227
Right-of-use assets	2,570	1,901
Deferred tax assets	6,585	7,496
Other noncurrent assets	949	1,173
Total assets	$112,012	$98,531
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$1,977	$2,127
Accrued expenses and other current liabilities	4,469	2,881
Current portion of operating lease liabilities	396	406
Deferred revenue	1,028	712
Dividend payable	-	4,181
Total current liabilities	7,870	10,307
Noncurrent operating lease liabilities	2,396	1,592
Other noncurrent liabilities	820	-
Total liabilities	11,086	11,899
Shareholders' equity:
Preferred stock—$0.001 par value, 10,000,000 shares authorized, and 0 shares issued and outstanding, as of December 31, 2025 and 2024	-	-
Common stock—$0.001 par value, 200,000,000 shares authorized, 14,151,350 and 13,936,329 shares issued and outstanding, as of December 31, 2025 and 2024	14	14
Additional paid-in capital	88,628	87,488
Retained earnings (accumulated deficit)	12,284	(870)
Total shareholders' equity	100,926	86,632
Total liabilities and shareholders' equity	$112,012	$98,531

RED VIOLET, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share data)

	Year Ended December 31,
	2025	2024
Revenue	$90,252	$75,189
Costs and expenses(1):
Cost of revenue (exclusive of depreciation and amortization)	14,675	13,997
Sales and marketing expenses	21,750	17,835
General and administrative expenses	30,017	25,875
Depreciation and amortization	10,672	9,562
Total costs and expenses	77,114	67,269
Income from operations	13,138	7,920
Interest income	1,420	1,400
Income before income taxes	14,558	9,320
Income tax expense	1,404	2,317
Net income	$13,154	$7,003
Earnings per share:
Basic	$0.94	$0.51
Diluted	$0.91	$0.50
Weighted average shares outstanding:
Basic	14,036,920	13,864,797
Diluted	14,398,047	14,125,825

(1) Share-based compensation expense in each category:
Sales and marketing expenses	$764	$606
General and administrative expenses	5,736	5,342
Total	$6,500	$5,948

RED VIOLET, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Year Ended December 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,154	$7,003
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,672	9,562
Share-based compensation expense	6,500	5,948
Write-off of long-lived assets	3	85
Provision for bad debts	760	342
Noncash lease expenses	509	556
Deferred income tax expense	911	2,018
Changes in assets and liabilities:
Accounts receivable	(3,396)	(1,268)
Prepaid expenses and other current assets	(654)	(514)
Other noncurrent assets	199	(656)
Accounts payable	(150)	496
Accrued expenses and other current liabilities	884	936
Deferred revenue	316	22
Operating lease liabilities	(359)	(570)
Net cash provided by operating activities	29,349	23,960
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(563)	(169)
Capitalized costs included in intangible assets	(10,593)	(9,398)
Net cash used in investing activities	(11,156)	(9,567)
CASH FLOWS FROM FINANCING ACTIVITIES:
Taxes paid related to net share settlement of vesting of restricted stock units	(6,044)	(4,068)
Repurchases of common stock	(915)	(5,853)
Dividend payable	(4,181)	-
Net cash used in financing activities	(11,140)	(9,921)
Net increase in cash and cash equivalents	$7,053	$4,472
Cash and cash equivalents at beginning of period	36,504	32,032
Cash and cash equivalents at end of period	$43,557	$36,504
SUPPLEMENTAL DISCLOSURE INFORMATION:
Cash paid for interest	$-	$-
Cash paid for income taxes	$629	$607
Share-based compensation capitalized in intangible assets	$1,599	$1,627
Retirement of treasury stock	$6,959	$10,065
Right-of-use assets obtained in exchange of operating lease liabilities	$1,153	$-
Dividend declared not yet paid	$-	$4,181

Use and Reconciliation of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including non-GAAP metrics of adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF. Adjusted EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable financial measure based on US GAAP, excluding interest income, income tax (benefit) expense, depreciation and amortization, share-based compensation expense, acquisition-related costs, litigation costs, and write-off of long-lived assets. We define adjusted EBITDA margin as adjusted EBITDA as a percentage of revenue. Adjusted net income is a non-GAAP financial measure equal to net income, the most directly comparable financial measure based on US GAAP, adjusted to exclude share-based compensation expense, amortization of share-based compensation capitalized in intangible assets, acquisition-related costs, litigation costs, and write-off of long-lived assets, and to include the tax effect of adjustments. We define adjusted earnings per share as adjusted net income divided by the weighted average shares outstanding. We define adjusted gross profit as gross profit plus depreciation and amortization of certain intangible assets, and adjusted gross margin as adjusted gross profit as a percentage of revenue. We define FCF as net cash provided by operating activities reduced by purchase of property and equipment and capitalized costs included in intangible assets.

The following is a reconciliation of net income, the most directly comparable US GAAP financial measure, to adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands)	2025	2024	2025	2024
Net income	$2,815	$863	$13,154	$7,003
Interest income	(387)	(368)	(1,420)	(1,400)
Income tax (benefit) expense	(828)	(124)	1,404	2,317
Depreciation and amortization	2,769	2,481	10,672	9,562
Share-based compensation expense	1,371	1,496	6,500	5,948
Acquisition-related costs	-	-	358	7
Litigation costs	208	117	281	124
Write-off of long-lived assets	-	3	3	85
Adjusted EBITDA	$5,948	$4,468	$30,952	$23,646
Revenue	$23,392	$19,565	$90,252	$75,189

Net income margin	12%	4%	15%	9%
Adjusted EBITDA margin	25%	23%	34%	31%

The following is a reconciliation of net income, the most directly comparable US GAAP financial measure, to adjusted net income:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands, except share data)	2025	2024	2025	2024
Net income	$2,815	$863	$13,154	$7,003
Share-based compensation expense	1,371	1,496	6,500	5,948
Amortization of share-based compensation capitalized in intangible assets	411	402	1,646	1,540
Acquisition-related costs	-	-	358	7
Litigation costs	208	117	281	124
Write-off of long-lived assets	-	3	3	85
Tax effect of adjustments(1)	(1,744)	(879)	(3,273)	(1,712)
Adjusted net income	$3,061	$2,002	$18,669	$12,995
Earnings per share:
Basic	$0.20	$0.06	$0.94	$0.51
Diluted	$0.19	$0.06	$0.91	$0.50
Adjusted earnings per share:
Basic	$0.22	$0.14	$1.33	$0.94
Diluted	$0.21	$0.14	$1.30	$0.92
Weighted average shares outstanding:
Basic	14,101,986	13,900,091	14,036,920	13,864,797
Diluted	14,554,080	14,366,545	14,398,047	14,125,825

(1) The tax effect of adjustments is calculated using the expected combined federal and state statutory income tax rate, which was approximately 26.0% for the three months and the years ended December 31, 2025 and 2024.

We refined the methodology for calculating the tax effect of adjustments used in arriving at non-GAAP adjusted net income. Prior period amounts have been revised to conform to the current presentation. These revisions did not affect previously reported GAAP financial statements.

The following is a reconciliation of gross profit, the most directly comparable US GAAP financial measure, to adjusted gross profit:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands)	2025	2024	2025	2024
Revenue	$23,392	$19,565	$90,252	$75,189
Cost of revenue (exclusive of depreciation and amortization)	(3,891)	(3,472)	(14,675)	(13,997)
Depreciation and amortization related to cost of revenue	(2,703)	(2,431)	(10,449)	(9,349)
Gross profit	16,798	13,662	65,128	51,843
Depreciation and amortization of certain intangible assets(1)	2,665	2,431	10,292	9,349
Adjusted gross profit	$19,463	$16,093	$75,420	$61,192

Gross margin	72%	70%	72%	69%
Adjusted gross margin	83%	82%	84%	81%

(1) Depreciation and amortization of certain intangible assets primarily consists of the amortization of capitalized internal-use software development costs, which are included within intangible assets and amortized over their estimated useful lives.

The following is a reconciliation of net cash provided by operating activities, the most directly comparable US GAAP financial measure, to FCF:

	Three Months Ended December 31,		Year Ended December 31,
(Dollars in thousands)	2025	2024	2025	2024
Net cash provided by operating activities	$6,689	$6,691	$29,349	$23,960
Less:
Purchase of property and equipment	(124)	(17)	(563)	(169)
Capitalized costs included in intangible assets	(2,914)	(2,280)	(10,593)	(9,398)
Free cash flow	$3,651	$4,394	$18,193	$14,393

In order to assist readers of our consolidated financial statements in understanding the operating results that management uses to evaluate the business and for financial planning purposes, we present non-GAAP measures of adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF as supplemental measures of our operating performance. We believe they provide useful information to our investors as they eliminate the impact of certain items that we do not consider indicative of our cash operations and ongoing operating performance. In addition, we use them as an integral part of our internal reporting to measure the performance and operating strength of our business.

We believe adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF are relevant and provide useful information frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies similar to ours and are indicators of the operational strength of our business. We believe adjusted EBITDA eliminates the uneven effect of considerable amounts of non-cash depreciation and amortization, and share-based compensation expense, and the impact of other items not indicative of our ongoing operating performance. Adjusted EBITDA margin is calculated as adjusted EBITDA as a percentage of revenue. We believe adjusted net income provides additional means of evaluating period-over-period operating performance by eliminating certain non-cash expenses and other items that might otherwise make comparisons of our ongoing business with prior periods more difficult and obscure trends in ongoing operations. Adjusted net income is a non-GAAP financial measure equal to net income, excluding share-based compensation expense, amortization of share-based compensation capitalized in intangible assets, and other items not indicative of our ongoing operating performance, and to include the tax effect of adjustments. We define adjusted earnings per share as adjusted net income divided by the weighted average shares outstanding. Our adjusted gross profit is a measure used by management in evaluating the business’s current operating performance by excluding the impact of prior historical costs of assets that are expensed systematically and allocated over the estimated useful lives of the assets, which may not be indicative of the current operating activity. We define adjusted gross profit as gross profit plus depreciation and amortization of certain intangible assets. We believe adjusted gross profit provides useful information to our investors by eliminating the impact of certain non-cash depreciation and amortization, and primarily the amortization of software developed for internal use, providing a baseline of our core operating results that allow for analyzing trends in our underlying business consistently over multiple periods. Adjusted gross margin is calculated as adjusted gross profit as a percentage of revenue. We believe FCF is an important liquidity measure of the cash that is available, after capital expenditures, for operational expenses and investment in our business. FCF is a measure used by management to understand and evaluate the business’s operating performance and trends over time. FCF is calculated by using net cash provided by operating activities, less purchase of property and equipment and capitalized costs included in intangible assets.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, financial measures presented in accordance with US GAAP. In addition, FCF is not intended to represent our residual cash flow available for discretionary expenses and is not necessarily a measure of our ability to fund our cash needs. The way we measure adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted gross profit, adjusted gross margin, and FCF may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

SUPPLEMENTAL METRICS

The following metrics are intended as a supplement to the financial statements found in this release and other information furnished or filed with the SEC. These supplemental metrics are not necessarily derived from any underlying financial statement amounts. We believe these supplemental metrics help investors understand trends within our business and evaluate the performance of such trends quickly and effectively. In the event of discrepancies between amounts in these tables and the Company's historical disclosures or financial statements, readers should rely on the Company's filings with the SEC and financial statements in the Company's most recent earnings release.

We intend to periodically review and refine the definition, methodology and appropriateness of each of these supplemental metrics. As a result, metrics are subject to removal and/or changes, and such changes could be material.

	(Unaudited)
(Dollars in thousands)	Q1'24	Q2'24	Q3'24	Q4'24	Q1'25	Q2'25	Q3'25	Q4'25
Customer metrics
IDI - billable customers(1)	8,241	8,477	8,743	8,926	9,241	9,549	9,853	10,022
FOREWARN - users(2)	236,639	263,876	284,967	303,418	325,336	346,671	372,209	390,018
Revenue metrics
Contractual revenue %(3)	78%	74%	77%	77%	74%	77%	75%	77%
Gross revenue retention %(4)	93%	94%	94%	96%	96%	97%	96%	95%
Other metrics
Employees - sales and marketing	76	86	93	95	90	92	105	99
Employees - support	10	10	11	11	11	11	11	12
Employees - infrastructure	29	27	29	28	29	29	32	37
Employees - engineering	51	56	58	57	62	63	66	73
Employees - administration	25	25	26	25	24	28	28	29

(1) We define a billable customer of IDI as a single entity that generated revenue in the last three months of the period. Billable customers are typically corporate organizations. In most cases, corporate organizations will have multiple users and/or departments purchasing our solutions, however, we count the entire organization as a discrete customer.

(2) We define a user of FOREWARN as a unique person that has a subscription to use the FOREWARN service as of the last day of the period. A unique person can only have one user account.

(3) Contractual revenue % represents revenue generated from customers pursuant to pricing contracts containing a monthly fee and any additional overage divided by total revenue. Pricing contracts are generally annual contracts or longer, with auto renewal.

(4) Gross revenue retention is defined as the revenue retained from existing customers, net of reinstated revenue, and excluding expansion revenue. Revenue is measured once a customer has generated revenue for six consecutive months. Revenue is considered lost when all revenue from a customer ceases for three consecutive months; revenue generated by a customer after the three-month loss period is defined as reinstated revenue. Gross revenue retention percentage is calculated on a trailing twelve-month basis. The numerator of which is revenue lost during the period due to attrition, net of reinstated revenue, and the denominator of which is total revenue based on an average of total revenue at the beginning of each month during the period, with the quotient subtracted from one. Our gross revenue retention calculation excludes revenue from idiVERIFIED, which is purely transactional and currently represents less than 3% of total revenue.